Exhibit 15

The Board of Directors
Duke Realty Corporation

        With respect to the accompanying registration statement, we acknowledge our awareness of the use therein of our reports dated April 30, 2003 and July 30, 2003 related to our reviews of interim financial information.

        Pursuant to Rule 436 under the Securities Act of 1933 (the Act), such reports were not considered a part of a registration statement prepared or certified by an accountant, or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.

/s/ KPMG LLP

KPMG LLP
Indianapolis, Indiana
September 5, 2003